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                                                                    EXHIBIT 10.6

ARCO


_______________________________________________________________________________

ANNUAL INCENTIVE PLAN


AS AMENDED THROUGH
FEBRUARY 28, 1994

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                          ATLANTIC RICHFIELD COMPANY
                             ANNUAL INCENTIVE PLAN

                               TABLE OF CONTENTS
                               -----------------


                                                                      Page
Section 1.       Purpose...............................................   1
Section 2.       Definitions...........................................   1
Section 3.       Administration........................................   3
Section 4.       Eligibility and Participation.........................   4
Section 5.       Determination of Awards Fund..........................   4
Section 6.       Allocation and Granting of Awards.....................   6
Section 7.       Non-Assignability and Forfeiture......................   7
Section 8.       General Provisions....................................   7
Section 9.       Amendment, Suspension or Termination..................   7
Section 10.      Effective Date........................................   7

ANNUAL INCENTIVE PLAN

(AS AMENDED THROUGH FEBRUARY 28, 1994)


SECTION 1. PURPOSE

          The purpose of this Plan is to provide annual cash Awards to those executives who make substantial contributions to the success of the Company by their ability, industry and exceptional service. It is intended that the Plan will thereby facilitate the Company in attracting and motivating management employees of high caliber and potential.


SECTION 2. DEFINITIONS

           When used in the Plan, the following terms shall have the following meanings:

     (a) Adjusted Net Income means after-tax income as adjusted to exclude the following non-routine or "special" items:

        . Accounting changes, extraordinary items, gain or loss on disposal of a discontinued operation and/or unusual items as reported under Accounting Principles Board Opinion No. 30.
        .  LIFO profits and/or the elimination of inter-division profits.
        . Gains or losses from the issuance or retirement of financial instruments.
        . Gain or loss from the sale and/or write-down or write-off of assets. . Legal settlements, judgments, and/or tax audit claims.
        .  Deferred tax effect of statutory tax rate changes.
        . Environmental remediation costs associated with nonoperating sites. . Reorganization or restructuring charges.
        .  Out-of-period adjustments in excess of $5 million (after-tax).
        . Other non-routine items having a cumulative income impact of $1 million or more for the year (after-tax).

     (b) Average Return on Shareholders' Equity or Average ROSE means the simple average of a corporation's Return on Shareholders' Equity during the immediately three preceding fiscal years.

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     (c) Average Shareholders' Equity  means, for a corporation, the average of shareholders equity at the end of the year in question and at the end of the immediately preceding year.

     (d) Award means an annual award to a participant pursuant to Section 6 of the Plan.

     (e) Awards Fund means the aggregate amount of money determined by the Committee to be available for Awards under the Plan for a Plan Year pursuant to
Section 5 of the Plan.

     (f) Base Salary means the annualized amount of a Participant's regular biweekly wages, effective as of December 31 of the year immediately preceding the calendar year immediately prior to the calendar year in which the Award Date occurs, paid by the Company for the Participant's personal service, excluding all extra pay such as overtime, premiums, bonuses and other allowances.

     (g) Board  means the Board of Directors of Atlantic Richfield Company.

     (h) Committee means the Compensation Committee of the Board of Directors of the Company.

     (i) Company means Atlantic Richfield Company, its successors and assigns, and its Subsidiaries.

     (j) Comparison Corporations or Comparison Group means AMOCO Corporation, Chevron Corporation, Exxon Corporation, Mobil Corporation, Occidental Corporation, Phillips Petroleum Company, Texaco Inc. and Unocal Corporation.

     (k) Comparison Group Average Return on Shareholders' Equity or Comparison Group Average ROSE means the simple average of the Average Return on Shareholders' Equity for each member of the group of Comparison Corporations during the immediately three preceding fiscal years.

     (l) Employee  means an employee of the Company.

     (m) Participant means, with respect to a Plan Year, an Employee who has been granted an Award under the Plan for such Plan Year.

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     (n) Plan  means the Annual Incentive Plan as set forth herein and as may be amended from time to time.

     (o) Plan Year means the calendar year ending December 31, 1984, and each subsequent calendar year during the continuance of the Plan.

     (p) Return on Shareholders' Equity or ROSE means, with respect to a corporation, the percentage computed by dividing Adjusted Net Income by Average Shareholders' Equity.

     (q) Subsidiary means any corporation, the majority of the voting stock of which, or any partnership or joint venture, the majority of the profits interest or capital interest of which, is owned directly or indirectly by the Company.


SECTION 3. ADMINISTRATION

     (a) The Committee shall have full power and authority to construe, interpret and administer the Plan and to make rules and regulations subject to the provisions of the Plan. All decisions, actions, determinations, or interpretations of the Committee shall be made in its sole discretion and shall be final, conclusive and binding on all parties. No officer, employee or beneficiary shall have any right to participate in the Plan or to receive payment of any Award, or portion of an Award, except, and subject to such terms and conditions, as the Committee may have determined in accordance with the provisions of the Plan.

     (b) The Committee shall consist of at least three members, each of whom shall be appointed by, and remain in office for the term specified by, the Board. Any member of the Committee may resign at any time.

     (c) No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him, or on his behalf, in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee, and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the Plan unless arising out of such person's own fraud or bad faith.

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SECTION 4. ELIGIBILITY FOR PARTICIPATION

     (a) Any Employee who has served as a director, officer or in another key position at any time during a Plan Year is eligible for selection by the Committee to receive an Award with respect to that Plan Year. No member of the Committee may be selected to receive an Award under the Plan.

     (b) All questions regarding eligibility shall be resolved by the Committee in its sole discretion.

     (c) The Committee may make an Award to an Employee (or his or her beneficiary or estate) who has terminated service with the Company prior to the end of a Plan Year if the Committee determines that such Employee has made an outstanding contribution to the Company during the Plan Year.


SECTION 5. DETERMINATION OF AWARDS FUND

     (a) CORPORATE PERFORMANCE CRITERIA. As soon as possible following the close of each Plan Year the Committee shall compare the Company's Average ROSE with the Comparison Group Average ROSE for the Plan Year. Subject to the additional performance criteria described under Subparagraphs (b) and (c), Awards described under the schedule in Subparagraph (b)(2) shall be paid as follows:

          (1) If the Company's Average ROSE equals the Comparison Group Average ROSE, an Award equal to the percentage of Base Salary described in Subparagraph
(b)(2), under the column entitled "Applicable Percentage" shall be paid to each executive in the grade level described in Subparagraph (b)(2), under the column entitled "Salary Grade" opposite such percentage.

          (2) If the Company's Average ROSE exceeds the comparison Group Average ROSE, the Award determined under Subparagraph (1) of this paragraph shall be increased by an amount equal to the percent by which the ARCO Average ROSE exceeds the Comparison Group Average ROSE.

          (3) If the Company's Average ROSE is less than the Comparison Group Average ROSE but at least seventy-five percent (75%) of the Comparison Group Average ROSE, the Award determined under Subparagraph (1) of this paragraph shall be decreased by an amount equal to the percent by which the Comparison Group Average ROSE exceeds the Company's Average ROSE.

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          (4) If the Company's Average ROSE is less than seventy-five percent
(75%) of the Comparison Group Average ROSE, no Awards will be payable under the Plan with respect to that Plan Year.

     (b)   INDIVIDUAL AWARD LEVELS:

          (1) Subject to any modifications pursuant to Subparagraphs (a), (c) and/or (d), each Participant shall be granted an Award equal to the percent of Base Salary listed opposite the Salary Grade Level which he or she holds, as described under the Schedule of Award Levels under Subparagraph (2) of this paragraph.

          (2) Schedule of Award Levels:


       SALARY                          APPLICABLE
    GRADE LEVEL                        PERCENTAGE
    -----------                        ----------

    Chief Executive Officer (E0)            65
    Chief Operating Officer (E0)            60
    Executive Vice President (E1)           55
           E2                               35
           E3                               25
           E4                               20
           10                               15
            9                               15

          (3) Award Levels as determined in Subparagraph (2) of this paragraph are based upon the 50th percentile of bonuses paid by the Comparison Corporations. The Applicable Percentage will be modified, as necessary, to achieve this objective.

     (c) AWARDS FUND LIMITATION. In no event may the aggregate dollar amount of Awards granted during a Plan Year exceed two percent (2%) of the Company's Adjusted Net Income for the immediately preceding Plan Year. To the extent that the determination of Awards under Subparagraphs (a) and (b) would result in an amount exceeding two percent (2%) of the Company's Adjusted Net Income, each individual Award shall be reduced proportionately, with the result that the total Awards Fund shall be an amount equal to two percent (2%) of Adjusted Net Income.

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     (d) INDIVIDUAL AWARD MODIFICATIONS:

          (1) In addition to reductions resulting from the application of Subparagraphs (a) and/or (c), the Award of any Participant may be reduced from the amount determined under the Applicable Percentage described in Subparagraph
(b)(2), as determined to be appropriate by the Committee based on the individual's performance or any other criteria deemed relevant by the Committee. The amount of any such reduction shall be forfeited to the Company.

          (2) The Award of each named executive officer in the Summary Compensation Table of the Company's Proxy Statement relating to the immediately preceding calendar year may not exceed the amount determined pursuant to Subparagraph (b), as limited by application of Subparagraphs (a) and/or (c).

          (3) The Award of any Participant other than a Participant described under Subparagraph (2) of this paragraph may be increased, in the sole discretion of the Committee, from the amount determined pursuant to Subparagraph
(b), as limited by application of Subparagraphs (a) and/or (c).

          (4) In no event may the Award of any Participant exceed an amount equal to two hundred percent (200%) of the amount determined by application of the Schedule of Award levels under Subparagraph (b)(2).

     (e) BASIS FOR CALCULATIONS. All calculations described in this Section 5 shall be based on the audited financial statements of each of the Comparison Corporations, to the extent these are publically available, or on the income statement and balance sheet and dividend payments as reported to stockholders, or otherwise publicly available.


SECTION 6. ALLOCATION AND GRANTING OF AWARDS

     (a) All Awards shall be paid in cash in a single payment in the year in which granted, except as provided in the following subparagraph.

     (b) Prior to the commencement of each Plan Year, prospective Participants shall be afforded the right to elect irrevocably to defer all or a portion or portions of the payment of their Awards for the Plan Year pursuant to the terms and conditions of the Atlantic Richfield Executive Deferral Plan.

SECTION 7. NON-ASSIGNABILITY AND FORFEITURE

          All Awards are contingent in nature until paid and shall not be assignable or transferable voluntarily or by operation of law.


SECTION 8. GENERAL PROVISIONS


     (a) The Company intends to establish a grantor trust to aid in accumulating the amounts necessary to pay any amount awarded to any Participant for any Plan Year, or any Award deferred pursuant to Section 6 or any interest credited thereon. All Awards, and any interest credited thereon, shall be paid from the general funds of the Company to the extent not paid from the grantor trust. Under no circumstances shall a Participant or other person have any interest whatsoever in any particular property or assets of the Company as a result of this Plan or any Award made thereunder.


     (b) Nothing in this Plan shall confer upon an Employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an Employee at any time for any reason whatsoever, with or without good cause.


     (c) Awards will not be considered as compensation for the purpose of any other benefit plans maintained by the Company, except as provided in the Atlantic Richfield Supplementary Executive Retirement Plan and the Atlantic Richfield Executive Long-Term Disability Plan.


     (d) The Company shall have the right to withhold from salary or otherwise, any federal, state, local or foreign taxes required to be withheld with respect to payment of any Award or interest credited thereon.


SECTION 9. AMENDMENT, SUSPENSION OR TERMINATION


          The Board may suspend, terminate or amend the Plan. Amendment, suspension or termination of the Plan shall not alter the amount or payment of any Award made prior to such amendment, suspension or termination.


SECTION 10.  EFFECTIVE DATE


           The effective date of the Plan is November 26, 1984, and the first Plan Year under the Plan shall be calendar year 1984.

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